As filed with the Securities and Exchange Commission on May ___, 2000.
                                                    Registration No. 333-_______

                               ------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             BE SAFE SERVICES, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)
                               ------------------

       Delaware                         7382                    11-3479172
-------------------------         ------------------            ----------
(State of Incorporation)           (Primary SIC Code)          (IRS Employer
                                                                 ID Number)

                            62-45 Woodhaven Boulevard
                               Rego Park, NY 11374
                                 (718) 651-5400
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                             Jordan Erber, President
                             Be Safe Services, Inc.
                            62-45 Woodhaven Boulevard
                               Rego Park, NY 11374
                                 (718) 651-5400
                   ------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Joel C. Schneider, Esq.
                             Sommer & Schneider LLP
                          595 Stewart Avenue, Suite 710
                              Garden City, NY 11530
                                 (516) 228-8181

         Approximate date of commencement of proposed sale to public: As soon after the effective date of the Registration Statement as is practicable.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

                                           Proposed
Title of Each                              Maximum     Proposed
    Class                  Amount          Offering    Maximum       Amount of
Securities to               to be            Per       Aggregate    Registration
be Registered            Registered        Share(1)    Price (1)        Fee
-------------            ----------        --------    ---------     ---------
Common Stock,
$.0001 par value (2)     4,525,000         $1.00       $4,525,000    $1,194.60
---------                                                            ---------
Total                                                                $1,194.60
---------                                                            =========

(1)  Estimated solely for the purposes of calculating the registration fee.

(2)  To be offered by Selling Shareholders.



         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             BE SAFE SERVICES, INC.
                              CROSS REFERENCE SHEET

         Caption in
Item of Form SB-2 and Caption                Prospectus
-----------------------------                ----------

Part I - Information Required in Prospectus

1.   Front of Registration Statement        Front of Registration Statement;
     and Outside Front Cover of             Outside Front Cover Page
     Prospectus

2.   Inside Front and Outside Back          Inside Front and Outside Back Cover
     Cover Pages of Prospectus

3.   Summary Information and Risk           Summary; Risk Factors
     Factors

4.   Use of Proceeds                        Use of Proceeds

5.   Determination of Offering Price        Cover Page; Plan of Distribution

6.   Dilution                               N/A

7.   Selling Security Holders               Selling Shareholders; Certain
                                            Transactions

8.   Plan of Distribution                   Cover Page; Selling Shareholders

9.   Legal Proceedings                      N/A

10.  Directors, Executive Officers,         Management
     Promoters and Control Persons

11.  Security Ownership of Certain          Principal Shareholders
     Beneficial Owners and Management

12.  Description of Securities              Description of Securities

13.  Interest of Names Experts and          Experts; Legal Matters
     Counsel

14.  Disclosure of Commission               Liabilities
     position on Indemnification for
     Securities Act

15.  Organization within Last Five          Summary Business; Certain
     Years                                  Transactions

16.  Description of Business                Business

17.  Management's Discussion and            Management's Discussion and Analysis
     Analysis or Plan of Operation          of Results of Operations and
                                            Financial Condition

18.  Description of Property                Business - Property

19.  Certain Relationships and              Certain Transactions
     Related Transactions

20.  Market for Common Equity and           Cover Page; Risk Factors
     Related Stockholder Matters

21.  Executive Compensation                 Management

22.  Financial Statements                   Financial Statements

23.  Changes In and Disagreements           Change in Accountants
     With Accountants on Accounting
     and Financial Disclosure

                   SUBJECT TO COMPLETION, DATED MAY ___, 2000

                                   PROSPECTUS

                                4,525,000 Shares
                                   ----------
                             BE SAFE SERVICES, INC.

                         Common Stock, $.0001 par value

         This Prospectus relates to the offer and sale of up to 4,525,000 shares of the common stock, $.0001 par value (the "Common Stock") of Be Safe Services, Inc., a Delaware corporation (the "Company") by certain shareholders (the "Selling Shareholders"). We will not receive proceeds from any sale of Common Stock by the Selling Shareholders. We are paying all of the expenses of registering the shares under the Securities Act of 1933, as amended, estimated to be approximately $30,000 for filing, printing, legal, accounting and miscellaneous expenses.

         Our Common Stock does not presently trade on any exchange or electronic medium. We intend to apply to have our Common Stock listed on the OTC Bulletin Board once this Prospectus is effective.

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".
                                   ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This offering is not being underwritten. The shares of Common Stock will be offered and sold by the Selling Shareholders and/or their registered representatives from time to time during the next nine months from the date of this Prospectus at prices to be determined at the time of such sales. As a result of such activities, Selling Shareholders may be deemed "underwriters" as that term is defined and utilized in the federal securities laws. There is no minimum required purchase and there is no arrangement to have funds received by such Selling Shareholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement. See "Selling Shareholders - Plan of Distribution."

         The sale of securities by Selling Shareholders when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the sellers, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or by private sales in the over-the-counter market or otherwise, at negotiated prices related to the prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus the period of distribution of such securities may occur over an extended period of time. The Selling Shareholders will pay or assume brokerage commissions or discounts incurred in the sale of their securities, which commissions or discounts will not be paid or assumed by the Company.

                  The Date of this Prospectus is May ___, 2000

                              AVAILABLE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 by virtue of the fact that on June 2, 1999 we filed a Registration Statement on Form 10-SB, together with all amendments and exhibits, with the Commission. Our Form 10-SB became effective on August 2, 1999. This Prospectus, together with all attached amendments and exhibits, is filed under the Securities Act of 1933 with respect to the shares of common stock offered.

         A copy of our filings with the Commission may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of our filings may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. Our filings are also available through the Commission's Web site at the following address: http://www.sec.gov.

                                TABLE OF CONTENTS

PART 1                                                                     Page

                       INFORMATION REQUIRED IN PROSPECTUS

         PROSPECTUS SUMMARY                                                  8

         CAUTIONARY STATEMENTS                                               9

         RISK FACTORS                                                       10

         USE OF PROCEEDS                                                    13

         DETERMINATION OF OFFERING PRICE                                    13

         SELLING SHAREHOLDERS                                               14

         PLAN OF DISTRIBUTION                                               15

         LEGAL PROCEEDINGS                                                  15

         DIRECTORS AND EXECUTIVE OFFICERS                                   16

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT     16

         DESCRIPTION OF SECURITIES                                          18

                                                                           Page

         LEGAL MATTERS AND EXPERTS                                          18

         DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
         FOR SECURITIES ACT LIABILITIES                                     19

         ORGANIZATION WITHIN LAST FIVE YEARS                                19

         DESCRIPTION OF BUSINESS                                            19

         MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION          25

         DESCRIPTION OF PROPERTY                                            27

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     27

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS           27

         EXECUTIVE COMPENSATION                                             28

         FINANCIAL STATEMENTS                                               28

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
         AND FINANCIAL DISCLOSURE                                           29


PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         INDEMNIFICATION OF DIRECTORS AND OFFICERS                          29

         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                        30

         RECENT SALES OF UNREGISTERED SECURITIES                            30

         EXHIBITS                                                           31

         UNDERTAKINGS                                                       31

                                     PART I

                               PROSPECTUS SUMMARY

The Company

         Be Safe Services, Inc., which we sometimes refer to here as the Company was organized in the State of Delaware on March 16, 1999. The Company, on a limited basis, distributes, installs and services alarm, surveillance systems, closed circuit televisions and intercom equipment. We also provide prospective customers with enhanced services that include:

        -        extended service protection;
        -        patrol and alarm response;
        -        two-way voice communication;
        -        pager service;
        -        medical information service;
        -        cellular back-up; and
        -        mobile security service.

The Offering

         Of the 4,525,000 shares being offering in this Prospectus, an aggregate of 1,078,000 shares are owned by our founders and current board of directors, Jordan Erber, our President and Chairman (778,000), Kathleen LaVeglia, our Secretary and director (290,000) and Robert Dehmer, a director (10,000). Each of these persons paid $.0001 per share. On March 26, 1999 we sold 3,432,000 shares to 25 investors at $.0001 per share. These shares are also being offered in this Prospectus. As part of this distribution 478,000 shares were sold to Harriet Zahner, 300,000 shares to Randi Hagler, 300,000 shares to David Zahner, 615,000 shares to LNE Trading Corp., 300,000 shares to Lottie Smolar, 430,000 shares to Elizabeth Rosenfeld and 435,000 shares to Beverly Pomerantz. Each of these shareholders own in excess of 5% of the shares of the Company, otherwise none of them are affiliates of the Company nor are they related to any of our officers or directors. On April 6, 1999 we sold 15,000 shares to three investors for $1.00 per share. These shares are being offered in this Prospectus.

Summary Financial Information

         The summary financial information set forth below is derived from and should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The information set forth below should also be read in conjunction with "Management's Discussion and Analysis of Operations." Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

Statements of Operations Data

                                      For the Period               For the Three
                                      March 26 (Inception)         Months Ended
                                      through December 31, 1999   March 31, 2000
                                      -------------------------   --------------

Net Revenue                           $        14,730             $        8,030
General and Administrative Expenses             3,139                      1,390
Income before Officers' Compensation           11,729                      6,675
Net Income before income taxes                  7,229                      5,175
Income Taxes                                    2,415                      1,372
Net Income                                      4,814                      3,803

Balance Sheet Data

                                      December 31, 1999           March 31, 2000
                                      -----------------           --------------

Working Capital                        $        9,071            $        11,400
Current Assets                                 28,382                     30,953
Total Assets                                   38,291                     40,367
Current Liabilities                            19,311                     19,553
Total Liabilities                              19,311                     19,553
Stockholders' Equity                           18,980                     20,814

Common shares outstanding                   4,535,000                  4,535,000



                              CAUTIONARY STATEMENT

         All statements, trends, analyses and other information contained in this Prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements, including, but not limited to, words such as "anticipate," "believe," "predict," "plan," "intend," "expect," and other similar expressions constitute forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict. Potential risks and uncertainties include those set forth below in "Risk Factors." Particular attention should be paid to the cautionary statements involving our limited operating history, the unpredictability of our future revenues, the unpredictable and evolving nature of its business model, the intensely competitive online commerce industry and the risks associated with capacity constraints, systems development, management of growth and business expansion, as well as other factors described below.

                                  RISK FACTORS

         An investment in our Common Stock involves risks. You should carefully consider the risks described below and the other information in this Prospectus before you decide to buy our common stock. You should also consider the additional information set forth in our SEC report Form 10-KSB. See "Additional Information." The trading price of our Common Stock could decline due to any of these.

Risks Related to Our Business

We have a limited operating history of less than two years, making it difficult to evaluate our future prospects.

         We were incorporated in March 1999 to distribute, install and service alarm and surveillance systems. We only have approximately $22,000 of sales to date. Our extremely limited operating history makes it nearly impossible for an investor to evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their infancy stages of development. We may not successfully address any of these risks. If we do not successfully address these risks, our business will be seriously harmed.

Our quarterly financial results are subject to fluctuations which may make it difficult to forecast our future performance.

         We expect our revenue and operating results to vary significantly from quarter to quarter making it difficult to formulate meaningful comparisons of our results between quarters. Our very limited operating history and new and unproven business model further contribute to the difficulty of making meaningful comparisons. Factors that may affect our quarterly results include those discussed throughout this "Risk Factors" section.

We need to obtain significant additional financing to roll out our business

         In order for us to operate on a full scale basis, we need to raise significant additional financing or otherwise obtain substantial working capital through the next year. If we do not raise the necessary financing we will be forced to terminate operations. We intend to raise funds for the expansion of our business and possible business acquisitions. There can be no assurance as to our ability to raise additional funds and there can be no assurances that we will be able to continue as an ongoing concern.

We are dependent or certain key personnel

         Our success depends to a significant degree upon the continued contribution of our President and Chairman, Jordan Erber. Our operations could be affected adversely if, for any reason, Mr. Erber cease to be active in our management. We do not have key person life insurance on Mr. Erber. Should Mr. Erber cease to be affiliated with the Company it could have a material adverse effect on our business and prospects. In order for our business to expand, we will need to hire, train and assimilate new qualified sales representatives and installers. Our inability to retain and attract key employees could have a material adverse effect on our business, operating results and financial condition.

We have significant competition

         There are many competitors marketing products similar to those being marketed by us. Many of these companies have significantly greater financial resources and marketing expertise that ours. Some of our larger competitors are Slomins and ADT. Smaller entities are also significant competitors, particularly through collaborative arrangements with larger companies. There is no assurance that we can compete with any of these entities. There is no assurance that a competitor will not introduce new products to the market, which would be in direct competition to the products we market. Additionally, competitors may introduce products which may cost less than those we offer.

We currently do not have insurance

         The nature of the services we provide potentially exposes us to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses. While all of our alarm monitoring agreements and other agreements, pursuant to which we intend to sell our products and services contain provisions limiting liability to customers in an attempt to reduce the risk, we believe we will have liability as a result of any losses incurred by a customer that relates to the proper installation of faulty alarm equipment. While we believe that ultimate responsibility for faulty equipment is with the manufacturer, there is no assurance that we will not also have liability.

         We intend on obtaining $1,000,000 in liability insurance, however, there can be no assurance that such insurance would cover the amount of a potential product liability damage award. Any award exceeding coverage limits would have to be paid directly from our assets and operating revenues, which could have a material adverse impact on our business. Should the award be large enough, it could cause us to file for bankruptcy protection.

We have no public market

         there is no public market for our common stock and there is no assurance that such a market will ever develop or, if developed, that it will continue. Therefore, you may have difficulty selling our common stock.

We have not had our common stock cleared to trade on the Over-The-Counter Bulletin Board

         A market maker has filed a Form 211 with NASD to have our common stock quoted on the OTC-Bulletin Board. To date, the NASD has not cleared or common stock to be quoted on the OTC-Bulletin Board and there is no assurance that our common stock will ever be quoted on the OTC-Bulletin Board.

Possible   Limitations  upon  Trading  Activities;   Restrictions  Imposed  upon
Broker-Dealers Effecting Transactions in Certain Securities

         While the Company has entered into discussions with various broker-dealers regarding such broker-dealers taking the necessary action to make a market in the Company's securities upon the effectiveness of this registration, there can be no assurance that such activity will commence or that it will be successful. Trading of the Company's securities is subject to material limitations as a consequence of recently adopted amendments to the Securities Exchange Act of 1934 which limit the activities of broker-dealers effecting transactions in "designated securities" and "penny stocks".

         Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 restricts the solicitation or sales of "designated securities" by brokers-dealers to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). Pursuant to Rule 15c2-6, prior to any sale of a "designated security", the broker-dealer must have first received a written statement from the purchaser of the securities setting forth certain personal information concerning the person's financial situation, investment experience and investment objectives. Thereafter, the broker-dealer must reasonably determine, based upon the information provided, that the purchase is suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in "designated securities."

         "Designated securities" are defined as any equity securities other than a security that is registered on a national exchange; included for quotation in the NASDAQ system; or whose issuer has net tangible assets in excess of $2,000,000. Securities are exempt from Rule 15c2-6 if the market price is at least $5.00.

         Since the Company's securities do not presently qualify for inclusion in the NASDAQ system and for so long as the Company has net tangible assets of $2,000,000 or less, or the market price of its securities are $5.00 or less, the Company's securities will be subject to Rule 15c2-6. As a consequence, brokers-dealers may find it more difficult to effectuate sales or trading activities in the Company's securities. Thus, sales of securities in this offering and trading of the Company's securities thereafter will be more difficult than in the case of securities not defined as "designated securities". This may have the effect of reducing the volume of trading which takes place after the offering, thus possibly depressing the market for such securities, and an investor may find it difficult to dispose of such securities.

         Rules 15g-2 through 15g-6 promulgated under the Securities Exchange Act of 1934 provide a series of additional rules requiring brokers-dealers engaging in transactions in low-priced over-the-counter securities defined as "penny stock" to first provide to their customers a series of disclosures and documents, including: (i) a standardized risk disclosure document identifying the risks inherent in investing in "Penny stocks"; (ii) all compensation received by the broker-dealer in connection with the transaction; (iii) current quotation prices and other relevant market data; and (iv) monthly account statements reflecting the fair market value of the securities. The rule requiring provision of a risk disclosure document became effective on July 15, 1992. The other aspects of the rules became effective on January 1, 1993.

         "Penny stock" are defined at Rule 3a51-1 in generally the same manner as "designated securities" except the net tangible asset test is only satisfied if the issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three (3) years. Issuers who have been in operation less than three (3) years must have net tangible assets of at least $5,000,000.

         The Company's securities presently, and will likely for the foreseeable future, constitute "penny stocks". Thus, trading activities for the Company's securities will be made more difficult for broker-dealers than in the case of securities not defined as "penny-stocks". This may have the result of depressing the market for the Company's securities and an investor may find it difficult to dispose of such securities.

                                 USE OF PROCEEDS

         We will not realize any proceeds from the sale of the shares by the Selling Shareholders.

                         DETERMINATION OF OFFERING PRICE

         All securities to be registered pursuant to this Prospectus will be sold by the Selling Shareholders. See "Selling Shareholders." The Shares may be offered and sold from time to time by any Selling Shareholder. Each Selling Shareholder will act independently of us in making decisions with respect to price or in negotiated transactions.

                                            SELLING SHAREHOLDERS

                                             Beneficial Ownership                               Beneficial Ownership
                                              Prior to Offering                                    After Offering
                                            ------------------------            Shares          --------------------
Name of Selling Shareholder                 Shares         Percentage           Offered         Shares      Percentage
---------------------------                 ------         ----------           -------         ------      ----------

--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Jordan Erber(1)                                778,000         17.15%           778,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Kathleen LaVeglia(2)                           290,000          6.39%           290,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Robert Dehmer(3)                                10,000          0.22%            10,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Betsey Chutter                                  10,100          0.22%            10,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Catherine DiCaprio                              10,000          0.22%            10,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Clifton Erber                                   25,000          0.55%            25,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Daniel Erber                                    25,100          0.55%            25,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Joan Erber                                       5,100          0.11%             5,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Michael Erber                                   25,100          0.55%            25,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Nealy Erber                                     25,100          0.55%            25,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Robin Erber                                     25,000          0.55%            25,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Simon Erber & Alice Erber Jtwros(4)             10,000          0.22%            10,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
EZ Trading                                      15,000          0.33%            15,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Sidney Gettenberg                               10,000          0.22%            10,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Randi Hagler                                   300,000          6.62%           300,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Daniel Kaszovitz                                 4,000        *                   4,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
David Kaszovita                                  4,000        *                   4,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Gabriel Kaszovitz                                4,000        *                   4,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Jonah Kaszovitz                                  4,000        *                   4,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Saul Kaszovitz                                   4,000        *                   4,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Martin Kofman                                   10,000          0.22%            10,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Miriam Lieber                                   50,100          1.10%            50,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
LNE Trading Corp.                              615,000         13.56%           615,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Rabbi Ralph Pelcovitz                            3,000        *                   3,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Beverly Pomerantz                              435,000          9.59%           435,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Rozann Pomerantz                               218,000          4.81%           218,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Elizabeth Rosenfeld                            430,000          9.48%           430,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Lottie Smolar                                  300,000          6.62%           300,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Sommer & Schneider LLP                          13,000          0.29%            13,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Stuart Smolar                                    5,100          0.11%             5,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Rachel Weiner                                   50,100          1.10%            50,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Andrea Wellington                               20,100          0.44%            20,000        100             *
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Saritt Wolkenstein                              10,000          0.22%            10,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
David Zahner                                   300,000          6.62%           300,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Harriet Zahner                                 478,000         10.54%           478,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------
Stanley Zahner                                   5,000          0.11%             5,000         0              0%
--------------------------------------------- --------- -------------- ----------------- ----------------- -----------

* Less than 1%
(1)      Jordan Erber is the Company's Chairman and President.
(2)      Kathleen LaVeglia is the Company's Secretary and Director.
(3)      Robert Dehmer is a Director of the Company.
(4)      Does not include 100 shares owned by Simon Erber individually.

                              PLAN OF DISTRIBUTION

         All shares to be registered pursuant to this Prospectus will be sold by the Selling Shareholders. See "Selling Shareholders." The shares may be offered and sold from time-to-time by any Selling Shareholder. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sale may be made on the Pink Sheets, Over-the-Counter Bulletin Board, or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. In effecting sales, the Selling Shareholders may use the services of broker-dealers. Such broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate.

         Broker-dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated.

         In offering the shares, the Selling Shareholder and any broker-dealers who execute sales for the Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. We have advised each Selling Shareholder that during the time they are engaged in distribution of the securities covered by this Prospectus, they must comply with Rule 10b-5 and Regulation M under the Exchange Act and pursuant thereto: (i) each must not engage in any stabilization activity in connection with our securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) each must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act Release 34-38067 (December 20, 1996). The Selling Shareholders have been advised that they must coordinate their sales under this Prospectus with each other and us for purposes of Regulation M.

         The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. This offering will terminate on the earlier of (a) the date on which such Selling Shareholder's shares may be resold pursuant to Rule 144 under the Securities Act; or (b) the date on which all shares offered have been sold by the Selling Shareholder. There can be no assurance that the Selling Shareholder will sell any or all of the shares of Common Stock offered.

                                LEGAL PROCEEDINGS

         There is no litigation currently pending against us and we are not aware of any disputes that may lead to litigation.

                        DIRECTORS AND EXECUTIVE OFFICERS

         This table describes our current directors and executive officers:

         Name                   Age        Title
         ----                   ---        -----
         Jordan Erber           39         President, Treasurer and Chairman of
                                           the Board
         Kathleen LaVeglia      43         Secretary and Director
         Robert Dehmer          26         Director

Jordan Erber - President & Chairman of the Board of Directors - Mr. Erber has been the Company's President, Treasurer and Chairman of the Board since its inception. Since 1983 Mr. Erber has been President of Around the Clock Locksmith Inc. Mr. Erber has been a licensed locksmith since 1981 and he has a license from the New York State Burglar & Fire organization. This license was issued to Mr. Erber upon the completion of a 60 hour course in the installation, wiring and diagnostics of alarm systems. This license is required in the State of New York to install and service burglar and fire alarms.

Kathleen LaVeglia - Secretary & Director - Ms. LaVeglia has been Secretary and a Director of the Company since its inception. Since 1992 Ms. LaVeglia has been a teacher employed by the Board of Education, City of New York. Ms. LaVeglia had been employed for eleven years as a Bookkeeper at Sieger & Smith Inc. Ms. LaVeglia holds an Associates Degree from Queens Borough College in New York.

Robert Dehmer - Director - Mr. Dehmer has been a Director of the Company since its inception. Since 1993 Mr. Dehmer has been an assistant teacher employed by the Board of Education, City of New York. Mr. Dehmer is currently attending Queensboro College in New York. Mr. Dehmer is a licensed real estate agent.

         Our directors serve in their positions until the next annual meeting of stockholders or until the director's successors have been elected and qualified. Our executive officers are appointed by our Board of Directors and serve at the discretion of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         This table describes the current ownership of our outstanding Common Stock by (i) each of our officers and directors; (ii) each person who is known by us to own more than 5% of the company's outstanding Common Stock; and (iii) all of our officers and directors as a group:

                                            Amount and Nature
                 Name and Address of         of Beneficial          Percent of
Title of Class   Beneficial Owner                Owner                Class
--------------   ----------------                -----                -----

Common Stock     Jordan Erber                   778,000               17.16%
                 62-45 Woodhaven Blvd.
                 Rego Park, NY  11374

Common Stock     Kathleen LaVeglia              290,000               6.39%
                 205-48 Brian Crescent
                 Bayside, NY  11360

Common Stock     Robert Dehmer                   10,000                .22%
                 171-31 21st Avenue
                 Whitestone, NY  11357

Common Stock     Harriet Zahner                 478,000              10.54%
                 571 Oak Drive
                 Far Rockaway, NY 11691

Common Stock     Randi Hagler                   300,000              6.62%
                 924 Northfield Road
                 Woodmere, NY  11598

Common Stock     David Zahner                   300,000              6.62%
                 848 Dickens Street
                 Woodmere, NY  11598

Common Stock     LNE Trading Corp. (1)          615,000             13.56%
                 18 Weston Place
                 Lawrence, NY  11559

Common Stock     Lottie Smolar                  300,000              6.62%
                 63-04 108 Street, Apt. 3E
                 Forrest Hills, NY  11375

Common Stock     Beverly Pomerantz              435,000              9.59%
                 28 Cedarhurst Avenue
                 Lawrence, NY  11559

Common Stock     Elizabeth Rosenfeld            430,000              9.48%
                 330 Kenridge Road
                 Lawrence, NY  11559

All officers and Directors
as a group (3 persons)                        1,078,000             23.77%
-----------------

(1)  Joan Erber is the sole shareholder of LNE Trading Corp.

                           DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 20,000,000 shares of Common Stock, $0.0001 par value per share, of which 4,535,000 shares were issued and outstanding. Each outstanding share of Common Stock is entitled to one (1) vote, either in person or by proxy, on all matters that may be voted upon the owners at meetings of the stockholders.

         The holders of our Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         Holders of our Shares of Common Stock do not have cumulative voting rights, which means that the individuals holding Common Stock with voting rights to more than 50% of eligible votes, voting for the election of directors, can elect all directors of the Company if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Transfer Agent

         Our transfer agent is Executive Registrar & Transfer Agency, Inc., P.O. Box 56517, Phoenix, AZ 85079.


                                  LEGAL MATTERS

         The validity of our Common Stock offered hereby will be passed upon for us by Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, NY 11530. The firm owns 13,000 shares of our Common Stock.

                                     EXPERTS

         Our financial statements as of December 31, 1999, included in this Prospectus have been included in reliance upon the report of Weiss & Company, independent certified public accountants, given on the authority of that Firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         On March 26, 1999 we sold 3,432,000 shares at $.0001 per share to 25 persons. As part of this distribution, 478,000 shares were sold to Harriet Zahner, 300,000 shares to Randi Hagler, 300,000 shares to David Zahner, 643,000 shares to LNE Trading Corp., 300,000 shares to Lottie Smolar, 430,000 shares to Elizabeth Rosenfield and 435,000 shares to Beverly Pomerantz. Other than the fact that each of the foregoing shareholders own in excess of 5% of the Company's shares, non of them are affiliates of the Company, nor are they related to any of the Company's officers or directors.

                             DESCRIPTION OF BUSINESS

HISTORY

         Be Safe Services, Inc., which we sometimes refer to here as the Company was organized in the State of Delaware on March 16, 1999. The Company, on a limited basis, distributes, installs and services alarm, surveillance systems, closed circuit televisions and intercom equipment. We also provide prospective customers with enhanced services that include:

        -        extended service protection;
        -        patrol and alarm response;
        -        two-way voice communication;
        -        pager service;
        -        medical information service;
        -        cellular back-up; and
        -        mobile security service.

BUSINESS

         Our principal activity is responding to the immediate security and safety needs of our customers 24 hours a day. The Company expects that the majority of its revenue will be generated from installing, maintaining and monitoring alarm systems in our customers' homes and businesses.

         We provide our services to the residential (both single family and multifamily residences), commercial and wholesale customers. We believe that the residential customer is the most attractive segment of the alarm business because of a lower percentage of residences currently having alarms versus businesses and therefore this segment has the largest potential for growth and higher gross margins.

         In the New York metropolitan area a large percentage of the population reside in multifamily dwellings. We intend to market our products and services primarily to developers, building owners, cooperative boards and managers of apartment complexes. We believe this targeted group is the most effective means of generating sales in the multifamily dwelling market.

THE SECURITY ALARM INDUSTRY

         The North American security industry is large, growing rapidly and characterized by a lower percentage of residences having alarms versus businesses. We believe that several favorable demographic trends, including the aging population, two-income families, home officing, as well as a strong economy and increased perception of crime have all contributed to an increased demand for security alarms and related services.

OPERATIONS

         Our operations consist principally of installing security alarms systems, alarm monitoring and customer service functions.

         Security alarm systems include many different types of devices installed at customers' premises designed to detect or to react to various occurrences or conditions, such as intrusion or the presence of fire or smoke. In general, systems for multifamily and residential applications tend to be smaller in size than those used by commercial customers, and also tend to generate a lower level of alarm signals than in commercial applications. These devices are connected to a computerized control panel that communicates through the phone lines to a service center. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated, and can transmit that information to a central monitoring station.

         The basic system to be sold by us will include monitoring of the front and back doors of a home, one keypad, an interior motion detection device, a central processing unit with the ability to communicate signals to a central monitoring station, a panic button, a siren, window decals and a yard sign. This basic system often will be offered for little or no up-front price, but will be sold to a customer with additional equipment customized to a customer's specific needs. Such equipment add-ons include additional perimeter and interior protection, fire protection devices (heat and smoke detectors), environmental protection devices (freeze sensors and water detectors, additional panic buttons and home automation devices (lighting or appliance controls). Our employees will provide all services related to the installation of security alarm systems.

Customer Contracts

         Our alarm monitoring customer contracts will be entered into between the Company and the customer and generally will have initial terms ranging from one to five years in duration, and provide for automatic renewals for a fixed period (typically one year) unless we or the customer elects to cancel the contract at the end of its term.

         Typically, the Company and the customers enter into alarm monitoring contracts that include a bundled monthly charge for monitoring, extended service protection and a rebate against the homeowners' insurance deductibles in the event of a loss. All payments are made directly to the Company. In turn, the Company will pay a monitoring company for monitoring a particular customer's alarm system. The Company will retain approximately 65% of the customers annual monitoring contract. This percentage differs depending upon the other service items bundled in the contract. Extended service protection covers the normal costs of repair of the security system after the expiration of the security system's initial warranty period. A typical homeowners insurance policy carries a deductible, usually between $100 and $1,000. Our proposed rebate program will cover the customer for the deductible portion of their homeowner's insurance. Although a customer may elect to sign an alarm monitoring contract that excludes extended service protection, few customers choose to do so, and we believe the bundling of monitoring and extended service protection provides additional value to customers and allows us to provide more efficient field repair services.

         We intend to contract with several independent companies to provide central station monitoring for our customers. These centers operate 24 hours per day, seven days a week, including all holidays. Each operator within a service center monitors a computer screen that presents real-time information concerning the nature of the alarm signal, the customer whose alarm has been activated, and the premises on which such alarm is located. The Company does not intend on becoming a monitoring company, therefore, the Company will be relying on employees of the several independent monitoring companies the Company intends to contract with. Each operator receives training that includes familiarization with substantially every type of alarm system in our customer base. This enables the operator to tell customers how to turn off their systems in the event of a false alarm, thus reducing the instances in which a field service person must be dispatched. All telephone conversations are automatically recorded. Other non-emergency administrative signals are generated by low battery status, deactivation and reactivation of the alarm monitoring system, and test signals, and are processed automatically by computer.

Enhanced Services

         As a means to increase revenues and to enhance customer satisfaction, we will offer customers an array of enhanced security services, including extended service protection and several different types of alarm verification. These services position us as a full service provider and give dealers more features to sell in their solicitation of new customers. Once we commence full operations we intend to actively solicit our customers for interest in these services. The following provides additional detail on enhanced services:

         - Extended Service Protection, which covers the normal costs of repairing the system during normal business hours, after the expiration of the initial warranty period. A typical security system comes with an initial one(1) year warranty which covers parts and labor. The extended service protection provides the customer with a warranty beyond the initial warranty and it typically costs $200 per year and provides for the repair or replacement of all parts and equipment installed as part of the security system, including window contacts, battery replacements for wireless devices, and motion detectors. It also includes normal maintenance on all wiring. The extended services protection on multi-family dwellings is considerably more expensive ranging on equipment used and size of installation.

         - Two-Way Voice Communication (Remote Audio Verification), which consists of the ability, in the event of an alarm activation, to listen and to talk to persons at the monitored premises from the service center through speakers and microphones located within the premises. Among other things, such remote audio verification helps us to determine whether an alarm activation is a false alarm.

         - Supervised Monitoring Service, which allows the alarm system to send various types of signals containing information on the use of the system, such as which users armed or disarmed the system and at what time of the day. This information is supplied to customers for use in connection with the management of their households or businesses. Supervised monitoring service can also include a daily automatic test feature.

         - Pager Service, which provides the customer with standard pager services that also enables us to reach the customer in the event of an alarm activation.

         - Wireless Back-Up, which permits the alarm system to send signals over a cellular telephone or dedicated radio system, in the event that regular telephone service is interrupted.

         -    Alarm Response and Patrol  Service,  which  provides  customers in
              selected   markets  with  rapid,   on-premises   response  to  and
              verification of alarms by armed officers.

         - Medical Information Service, which provides a responder with our customers' specific medical needs, as well as emergency contacts whether home or away.

ADVERTISING AND MARKETING

         We intend to use local radio, local newspaper and direct mail with promotional messages to create sales leads and general brand awareness.

COMPETITION

         The security alarm industry is highly competitive. Management believes that the following companies are the top five alarm companies in the New York metropolitan area. This belief is based on these companies market share in the United States.

         - ADT Security Services, a subsidiary of Tyco International, Inc. ("ADT");

         -        Protection One;

         - Security Link from Ameritech, Inc., a subsidiary of Ameritech Corporation;

         - Brinks Home Security Inc., a subsidiary of The Pittston Services Group of North America; and

         -        Honeywell Inc.


         Competition in the security alarm industry is based primarily on reliability of equipment, market visibility, services offered, reputation for quality of service, price and the ability to identify and to solicit prospective customers as they move into homes. We believe that we will compete effectively with other national, regional and local security alarm companies due to management's reputation for being reliable locksmiths, our prominent presence in the areas in which we intend to do business due to the fact that the Company is centrally located in the New York area, approximately 20 minutes from all five boroughs of New York City, and our marketing alliances with developers, building owners, cooperative boards and managers of apartment complexes. Presently Mr. Erber provides these entities with the best price available for locks and similar devices, and in exchange these entities list Mr. Erber's locksmith business as a preferred vendor. The Company intends to utilize the alliances in the same manner. The Company will provide developers, building managers and cooperative boards with alarm systems for the building complexes common areas at the best rates possible. In exchange, Mr. Erber believes that based on his past experience as a locksmith these entities will list the Company as a preferred vendor to be used by their building tenants and coop and condominium owners. None of these alliances are subject to written agreements nor at this time are there any oral agreements. At present, Mr. Erber's locksmith business provides locksmith services to an aggregate of approximately fifty (50) developers, building managers and cooperative boards.

REGULATORY MATTERS

         A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. Such measures include:

         - subjecting alarm monitoring companies to fines or penalties for transmitting false alarms;

         - permitting of individual alarm systems and the revocation of such permits following a specified number of false alarms;

         -        imposing fines on alarm customers for false alarms;

         - imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms; and

         - requiring further verification of an alarm signal before the police will respond.

         Our operations are subject to a variety of other laws, regulations and licensing requirements of both domestic and foreign federal, state, and local authorities. In certain jurisdictions, we are required to obtain license or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of our business. Many jurisdictions also require certain of our employees to obtain licenses or permits. Those employees who serve as patrol officers are often subject to additional licensing requirements, including firearm licensing and training requirements in jurisdictions in which they carry firearms.

         The alarm industry is also subject to requirements imposed by various insurance, approval, listing, and standards organizations. Depending upon the type of customer served, the type of security service provided, and the requirements of the applicable local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

         Our advertising and sales practices are regulated in the United States by both the Federal Trade Commission and state consumer protection laws. In addition, certain administrative requirements and laws of the foreign jurisdictions in which we operate also regulate such practices. Such laws and regulations include restrictions on the manner in which we promote the sale of our security alarm systems, the obligation to provide purchasers of our alarm systems with certain rescission rights and certain foreign jurisdictions' restrictions on a company's freedom to contract.

         Our alarm monitoring business utilizes telephone lines and radio frequencies to transmit alarm signals. The cost of telephone lines and the type of equipment which may be used in telephone line transmission are currently regulated by both federal and state governments. The Federal Communications Commission and state public utilities commissions regulate the operation and utilization of radio frequencies. In addition, the laws of certain of the foreign jurisdictions in which we operate regulate the telephone communications with the local authorities.

         At present we are in compliance with all of the above discussed regulations. We do not anticipate any difficulties peculiar to our operations in complying with future governmental regulations.

RISK MANAGEMENT

         The nature of the services provided by us potentially exposes us to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses. Substantially all of our alarm monitoring agreements and other agreements, pursuant to which we intend to sell our products and services contain provisions limiting liability to customers in an attempt to reduce this risk. Management believes that the Company will have legal liability as a result of any losses incurred by a customer that relates to the installation of an alarm system including losses related to properly installed faulty equipment. In the case of faulty equipment, management believes that the manufacturer will also have liability. Dangers related to problems occurring at the monitoring level will probably expose the Company and its independent monitoring company to legal liability.

         We intend to carry insurance of various types, including general liability and errors and omissions insurance in amounts management considers adequate and customary for our industry and business. Management has contacted several insurance brokers regarding insuring the Company's intended business and has received quotes of insurance policies. Management believes it will be able to obtain the kinds and amounts of insurance customary for the industry. Our loss experience, and the loss experiences at other security service companies, may affect the availability and cost of such insurance. Certain insurance policies, and the laws of some states, may limit or prohibit insurance coverage for punitive or certain other types of damages or liability arising from gross negligence.

EMPLOYEES

         At December 31, 1999 we employed two individuals on a full time basis, of which one is an executive officer. Ultimately, we expect to maintain a staffing level of at least 15 to 20 employees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL STATEMENTS

Results of Operations

         We commenced operations on a limited basis in December 1999. Our total revenue for the year ended December 31, 1999 was $14,730. Our net income for that period was $4,814. Our revenues for the three months ended March 31, 2000 was $8,030 compared to no sales for the period of March 26, 1999 (date of inception) to March 31, 1999. Our net income for the period ended March 31, 2000 was $3,803 compared to $0 for the period ended March 31, 1999. The future success of the Company will depend to a great extent on management's abilities to implement our business plan.

CAPITAL NEEDS AND FUTURE REQUIREMENTS

         As of March 31, 2000 we raised an aggregate of approximately $14,000. We have also borrowed approximately $6,900 from third parties. While these monies have allowed us to commence minimal operations, it is not enough to sustain our business plan. In order for us to begin full operations we will need to raise cash immediately. We do not have enough funds to sustain our business for the next twelve months, accordingly, we will need to raise cash during the next twelve months. We intend to raise funds for the expansion of our business and possible business acquisitions. There can be no assurance as to our ability to raise additional funds and there can be no assurances that we will be able to continue as an ongoing concern.

Inflation

         The Company believes that there has not been a significant impact from inflation on the Company's operations during the past three fiscal years.

Additional Factors That May Affect Future Results

Future Operating Results Future operating results may be impacted by a number of factors that could cause actual results to differ materially from those stated herein, which reflect management's current expectations. These factors include worldwide economic and political conditions, industry specific factors, the Company's ability to maintain access to external financing sources and its financial liquidity, the acceptance of the BusinessMall by small and mid-sized businesses, and the Company's ability to manage expense levels.

Need for Additional Capital As of March 31, 2000, the Company had approximately $8,700 of cash and short term investments. The Company has experienced negative cash flows since inception and expects the negative cash flow to continue until significant revenue is generated by the Company's subsidiaries. The Company expects that the monthly negative cash flow will decrease as a result of increased activities related to BusinessMall.Com. The Company's future success is highly dependent upon its continued access to sources of financing which it believes are necessary for the continued advertising and marketing of the Company's internet websites. In the event the Company is unable to maintain access to its existing financing sources, or obtain other sources of financing, there would be a material adverse effect on the Company's business, financial position and results of operations.

Forward Looking Statements This report contains certain forward-looking statements that are based on current expectations. In light of the important factors that can materially affect results, including those set forth above and elsewhere in this report, the inclusion of forward-looking information herein should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, technological, financial and business challenges making it more difficult than expected to continue to market its products and services; competitive conditions within the industry may change adversely; the Company may be unable to retain existing key management personnel; the Company's forecasts may not accurately anticipate market demand; and there may be other material adverse changes in the Company's operations or business. Certain important factors affecting the forward looking statements made herein include, but are not limited to (i) accurately forecasting capital expenditures and (ii) obtaining new sources of external financing. Assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its capital expenditure or other budgets, which may in turn affect the Company's financial position and results of operations.

                             DESCRIPTION OF PROPERTY

         Our corporate offices are located at 62-45 Woodhaven Boulevard, Rego Park, New York 11375. We occupy approximately 500 square feet at a rental of $200.00 per month from Mr. Jordan Erber, our Chairman and CEO. We believe that the rental rate is fair and reasonable. We occupy this space on a month to month basis. Our management believes the space is adequate to satisfy our customers need at present. As we grow, the current space will be insufficient, however, there is adequate space available in the area and management believes a move can be accomplished with minimal or no disruption to its operations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We were incorporated on March 16, 1999 with a total authorized shares of 20,000,000, $0.0001 par value shares. On March 26, 1999 we issued an aggregate of 1,078,000 restricted shares of our Common Stock to the founders of the Company, Jordan Erber, the Company's President (778,000), Kathleen LaVeglia, the Company's Secretary (290,000) and Robert Dehmer, a director of the Company (10,000), at par value. As part of this distribution, 478,000 shares were sold to Harriet Zahner, 300,000 shares to Randi Hagler, 300,000 shares to David Zahner, 643,000 shares to LNE Trading Corp., 300,000 shares to Lottie Smolar, 430,000 shares to Elizabeth Rosenfeld and 435,000 shares to Beverly Pomerantz. Other than the fact that each of the foregoing shareholders own in excess of 5% of the shares of the Company, none of them are affiliates of the Company nor are they related to any of the Company's officers or directors. On March 26, 1999 we sold 3,432,000 shares to 25 investors at par value. On March 31, 1999 we sold 10,000 shares to 100 investors for $0.10 per Share. On April 6, 1999 we sold 15,000 shares to three investors for $1.00 per Share.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

         There is no public market for our Common Stock and there is no assurance that a market for our common stock will ever develop. While we intend on applying with the NASD to have our Common Stock quoted on the OTC-Bulletin Board, there can be no assurance that the NASD will approve such listing.

         As of April 28, 2000 we had 4,535,000 shares of Common Stock outstanding. At that date the number of holders of record of our Common Stock was 127.

         The Company has not declared any dividends. The payment by the Company of dividends, if any, in the future, rest within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since inception and we have no present intention of paying any cash dividends in the foreseeable future, as we intend to use earnings, if any, to generate growth.

                             EXECUTIVE COMPENSATION

         Our President, Mr. Jordan Erber is currently compensated at the rate of $500 per month. As we begin to generate revenues it is anticipated that Mr. Erber will be paid the salary of $60,000 annually. Additionally, Mr. Erber will receive a 5% commission on gross sales initiated by him.

         No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us for the benefit of our employees.

         Each Director will receive $500 for attending no less than 50% of the Board meetings in that year.

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                    Page

Report of Independent Certified Public Accountants                   F-1

Financial Statements

         Balance Sheet at December 31, 1999                          F-2
         Statement of Income and Retained Earnings
           at December 31, 1999                                      F-3
         Statement of Changes in Stockholders' Equity
           at December 31, 1999                                      F-4
         Statement of Cash Flows at December 31, 1999                F-5
         Notes to Financial Statements                               F-6 - F-7
         Balance Sheet at March 31, 2000                             F-8
         Statement of Income and Retained Earnings
           at March 31, 2000                                         F-9
         Statement of Changes in Stockholders' Equity
           at March 31,2000                                          F-10
         Statement of Cash Flows at March 31, 2000                   F-11
         Notes to Financial Statements                               F-12 - F-13

                                 WEISS & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS

                               22 WEST 38TH STREET
                          NEW YORK, NEW YORK 10018-6204

TELEPHONE:   (212) 302-3400                           TELECOPIER: (212) 764-3269
                                                       http://www.weissandco.com




                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Be Safe Services, Inc.

We have audited the accompanying balance sheet of Be Safe Services, Inc. (a development stage company) as of December 31, 1999, and the related statements of income, retained earnings, shareholders' equity, and cash flows for the period March 26, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Be Safe Services, Inc. (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the period March 26, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.



New York, New York
March 2, 2000

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                DECEMBER 31, 1999



                                     ASSETS

Cash                                                             $13,652
Accounts receivable                                               14,730
                                                                 -------
         Total current assets                                     28,382

Intangible assets                                                  9,909
                                                                 -------
                                                                 $38,291

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Accrued expenses and taxes                                       $ 8,715
Loans from officers                                                  687
Loans from others                                                  9,909
                                                                 -------
         Total liabilities                                        19,311
                                                                 -------

Common stock, par value $.0001; 20,000,000 shares
    authorized, 4,535,000 shares issued and outstanding              454
Additional paid-in capital                                        13,712
Retained earnings                                                  4,814
                                                                 -------
         Total shareholders' equity                               18,980
                                                                 -------
                                                                 $38,291

                    See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    STATEMENT OF INCOME AND RETAINED EARNING

                    FOR THE PERIOD MARCH 26, 1999 (INCEPTION)
                            THROUGH DECEMBER 31, 1999



Revenues                                                        $    14,730

General and administrative expenses                                   3,139
                                                                -----------
Operating income                                                     11,591

Interest income                                                         138
                                                                -----------

Income before officer's compensation                                 11,729

Officer's compensation                                                4,500
                                                                -----------

Net income before provision for income taxes                          7,229

Provision for income taxes                                            2,415
                                                                -----------

Net income and retained earnings                                $     4,814
                                                                ===========

Weighted average number of common shares outstanding              4,535,000
                                                                ===========

Net income per share (basic and diluted)                        $      0.00
                                                                ===========

                    See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                    FOR THE PERIOD MARCH 26, 1999 (INCEPTION)
                            THROUGH DECEMBER 31, 1999

                                                         Common          Paid-in        Retained
                                                          Stock          Capital        Earnings           Total
                                                          -----          -------        --------           -----
Shareholders' equity, March 26, 1999                    $     -     $          -       $        -    $          -

Sale of common stock, 4,510,000
shares on March 26,1999                                     451                -                -             451

Sale of common stock, 10,000 Shares

on March 30,1999                                              1              999                -           1,000

Sale of common stock, 10,000 Shares

On April 6,1999                                               1           14,999                -          15,000

Cost of stock offering                                        -           (2,285)                          (2,285)

Net income                                                    -                -            4,814           4,814
                                                       --------    -------------          -------       ---------
Shareholders' equity, December 31, 1999                $    453    $      13,713          $ 4,814       $  18,980
                                                       ========    =============          =======       =========

           See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

                    FOR THE PERIOD MARCH 26, 1999 (INCEPTION)
                            THROUGH DECEMBER 31, 1999


Operating activities

  Net income                                                    $    4,814
     Adjustment to reconcile net income to
      cash used in operating activities
       Accounts receivable                                         (14,730)
       Accrued expenses and taxes                                    8,715
                                                                ----------

                  Net cash used in operating activities             (1,201)
                                                                ----------

Investing activities

  Acquisition of intangible assets                                  (9,909)
                                                                ----------

                  Net cash used in investing activities             (9,909)
                                                                ----------

Financing activities

  Proceeds from officers' loans                                        687
  Proceeds from other loans                                          9,909
  Proceeds from issuance of common stock                            16,451
  Cost of stock offering                                            (2,285)
                                                                ----------

                  Net cash provided by financing activities         24,762
                                                                ----------

Net increase in cash and cash at end of period                  $   13,652
                                                                ==========

           See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS



Note 1 - General

         The Company was incorporated in the State of Delaware on March 26, 1999, to distribute, install, and service alarm and surveillance systems. As of December 31, 1999, the Company had not yet engaged in significant business operations.

Note 2 - Significant accounting policies

         Development stage

         At December 31, 1999, the Company was a development-stage entity since it had not produced any significant revenues from planned principal operations.

         Intangible assets

         This consists of organizational costs which are amortized over a period of five years using the straight-line method.

         Use of estimates

         Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company utilizes estimates in measuring and projecting revenue, in providing for an allowance for doubtful accounts and in recording accrued liabilities. Actual results could differ from those estimates.

         Earnings per share

         On March 3, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share," which provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity. The Company adopted this pronouncement during the period ended December 31, 1999, and it had no effect on earnings per share.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


Note 3 - Loans from officers

         This consists of non-interest-bearing demand loans.

Note 4 - Loans from others

         This consists of non-interest-bearing demand loans.

Note 5 - Shareholders' equity

         On March 26, 1999, the Company issued 4,510,000 shares of common stock for $451. 1,078,000 of said shares were issued to officers of the Company.

         On March 30, 1999, the Company issued 10,000 shares of common stock for $1,000.

         On April 6, 1999, the Company issued 15,000 shares of common stock for $15,000.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                   (UNAUDITED)

                                 MARCH 31, 2000



                                     ASSETS

Current assets
  Cash                                                          $ 8,677
  Accounts receivable                                            22,276
                                                                -------
         Total current assets                                    30,953

Intangible assets, net of accumulated amortization of $495        9,414
                                                                -------
                                                                $40,367

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Accrued expenses and taxes                                      $11,957
Loans from officers                                                 687
Loans from others                                                 6,909
                                                                -------
         Total liabilities                                       19,553
                                                                -------

Shareholders' equity
  Common stock, par value $.0001; 20,000,000 shares
    authorized, 4,535,000 shares issued and outstanding             454
  Additional paid-in capital                                     11,743
  Retained earnings                                               8,617
                                                                -------
         Total shareholders' equity                              20,814
                                                                -------
                                                                $40,367

                    See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    STATEMENT OF INCOME AND RETAINED EARNINGS
                                   (UNAUDITED)

                        THREE MONTHS ENDED MARCH 31, 2000



Revenues                                                     $     8,030

General and administrative expenses (excluding
  officer's compensation)                                          1,390
                                                             -----------

Operating income                                                   6,640

Interest income                                                       35
                                                             -----------

Income before officer's compensation                               6,675

Officer's compensation                                             1,500
                                                             -----------

Net income before provision for income taxes                       5,175

Provision for income taxes                                         1,372
                                                             -----------

Net income                                                         3,803

Retained earnings, beginning of period                             4,814
                                                             -----------

Retained earnings, end of period                             $     8,617
                                                             ===========

Weighted average number of common shares outstanding           4,535,000
                                                             ===========

Net income per share (basic and diluted)                     $      0.00
                                                             ===========

           See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

                        THREE MONTHS ENDED MARCH 31, 2000

                                                         Common         Paid-in         Retained
                                                          Stock         Capital         Earnings           Total
                                                          -----         -------         --------           -----
Shareholders' equity, January 1, 2000                      $454          $13,712           $4,814         $18,980

Cost of stock offering                                        -           (1,969)               -          (1,969)

Net income                                                    -                -            3,803           3,803
                                                           ----          -------           ------         -------
Shareholders' equity, March 31, 2000                       $454          $11,743           $8,617         $20,814
                                                           ====          =======           ======         =======

                    See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                        THREE MONTHS ENDED MARCH 31, 2000







Operating activities
  Net income                                                    $  3,803
     Adjustment to reconcile net income to
      cash used in operating activities
      Amortization                                                   495
      Changes in operating assets and liabilities
         Accounts receivable                                      (7,546)
         Accrued expenses and taxes                                3,242
                                                                --------

                  Net cash used in operating activities               (6)
                                                                --------

Financing activities
  Repayment of loans from others                                  (3,000)
  Cost of stock offering                                          (1,969)
                                                                --------

                  Net cash used in financing activities           (4,969)
                                                                --------

Net decrease in cash                                              (4,975)

Cash at beginning of period                                       13,652
                                                                --------

Cash at end of period                                           $  8,677
                                                                ========



Supplementary information:

   Income taxes paid on a cash basis                            $  2,199
                                                                ========

    Interest paid on a cash basis                               $      -
                                                                ========

                    See accountants' audit report and notes.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS



Note 1 - General

         The Company was incorporated in the State of Delaware on March 26, 1999, to distribute, install, and service alarm and surveillance systems. As of March 31, 2000, the Company had not yet engaged in significant business operations.

Note 2 - Significant accounting policies

         Basis of presentation

         The accompanying consolidated financial statements are unaudited but, in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at March 31, 2000, and the results of operations and cash flows for the three months ended March 31, 2000.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2000, are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2000.

         Development stage

         At March 31, 2000, the Company was a development-stage entity since it had not produced any significant revenues from planned principal operations.

         Intangible assets

         This consists of organizational costs which are amortized over a period of five years using the straight-line method.

         Earnings per share

         On March 3, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share," which provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity. The Company adopted this pronouncement during the period ended December 31, 1999, and it had no effect on earnings per share.

                             BE SAFE SERVICES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS



Note 3 - Loans from officers

         This consists of non-interest-bearing demand loans.

Note 4 - Loans from others

         This consists of non-interest-bearing demand loans.

Note 5 - Shareholders' equity

         On March 26, 1999, the Company issued 4,510,000 shares of common stock for $451. Of said shares, 1,078,000 were issued to officers of the Company.

         On March 30, 1999, the Company issued 10,000 shares of common stock for $1,000.

         On April 6, 1999, the Company issued 15,000 shares of common stock for $15,000.

         The costs of the stock offering, $1,969 in 2000, and $2,286 in 1999, were charged to paid-in capital in their respective years.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         We have had no disagreements with our auditors, Weiss & Company. Weiss & Company has been our auditors since our inception.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware law sets forth our powers to indemnify officers, directors, employees and agents. Our Articles of Incorporation provide as follows:

         "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

         The Corporation shall, to the fullest extent permitted by Section 145 (or any other provision) of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the corporation from and against any and all of the expenses, liabilities or other matters referred to in or converted by said Section. Such right to indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise."

         Except as mentioned above, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer is indemnified in any manner against any liability which he may incur in his capacity as such. We do not maintain director and officer liability policy to fund our obligations as stated herein above.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses in connection with the issuance and distribution of the securities being registered will be borne by us and are estimated to be as follows:

         Filing Fee ....................................   $  1,194.60
         Legal Fees ....................................   $ 15,000.00
         Transfer Agent ................................   $  1,000.00
         Accounting Fees ...............................   $  5,000.00
         Printing Fee ..................................   $  3,000.00
         Miscellaneous .................................   $  2,000.00
                                                           -----------

                  Total ...............................    $ 27,194.60
                                                           ===========


                     RECENT SALES OF UNREGISTERED SECURITIES

         On March 26, 1999, we issued an aggregate of 1,078,000 shares of our Common Stock to Jordan Erber (778,000), Kathleen LaVeglia (290,000) and Robert Dehmer (10,000) for $107.80. We relied on the exemption from registration at
Section 4(2) of the Securities Act of 1933 for non-public offerings.

         On March 26, 1999, we sold an aggregate of 3,432,000 shares of our Common Stock to 25 purchasers for $343.20. The offering was conducted under Regulation D, Rule 504 of the Securities Act of 1933.

         On March 31, 1999, we sold an aggregate of 10,000 shares of our Common Stock to 100 purchasers for $1,000. The offering was conducted under Regulation D, Rule 504 of the Securities Act of 1933.

         On April 6, 1999, we sold 15,000 shares of our Common Stock to three purchasers for $15,000. The offering was conducted under Regulation D, Rule 504 of the Securities Act of 1933.

         All of the shares sold by the Company pursuant to Rule 504 were sold by the Company's officers and directors. Rule 504 allows a company to raise up to $1 million in a twelve month period, if the company is not subject to the reporting requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and the company is not a "blank check" company. The Company has not raised more than $1 million during the last twelve months. The Company is not subject to the reporting requirements of the Exchange Act and it is not a blank check company, therefore, the exemption under Rule 504 is available for all such sales. Additionally, all offers and sales were made to New York residents and the Company filed all necessary documents within the State of New York.

                                    EXHIBITS

3.1*     Certificate of Incorporation

3.2*     By-Laws of Registrant

4.1*     Specimen of Stock Certificate

5. Opinion of Sommer & Schneider LLP as to the validity of the securities registered hereunder

23.1     Consent of Weiss & Company

23.2     Consent of Sommer & Schneider LLP (included as part of Exhibit 5)

27       Financial Data Schedule

* Incorporated by reference from our Registration Statement filed on Form 10-SB on June 2, 1999.

                                  UNDERTAKINGS

         (a) We undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any Prospectus required by Section 10 (a) (3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (b) We undertake that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  We   undertake  to  remove  from   registration   by  means  of  a
post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (e) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (f) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of New York, State of New York, on May 18, 2000.

                                                     BE SAFE SERVICES, INC.



                                                     By:  /s/ Jordan Erber
                                                         ----------------
                                                         Jordan Erber, Chairman,
                                                         President and Treasurer


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                      Capacity                            Date
---------                      --------                            ----

/s/ Jordan Erber               President, Treasurer                May 18, 2000
-----------------------        and Director
Jordan Erber

/s/ Kathleen LaVeglia          Secretary and Director              May 18, 2000
-----------------------
Kathleen LaVeglia

/s/ Robert Dehmer              Director                            May 18, 2000
-----------------------
Robert Dehmer

                                ----------------

                                4,525,000 Shares

                             BE SAFE SERVICES, INC.

                         Common Stock, $.0001 par value

                                ----------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the Common Stock to which it relates or an offer or solicitation to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

         Until ____________, 2000 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                ----------------